As filed with the Securities and Exchange Commission on June 2, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOVRAN SELF STORAGE, INC.
(Exact name of Registrant as specified in its charter)

Maryland	16-1194043
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6467 Main Street
Williamsville, New York 14221
(716) 633-1850
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Kenneth F. Myszka
President and Chief Operating Officer
6467 Main Street
Williamsville, New York 14221
(716) 633-1850
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)
With copies to:
Frederick G. Attea, Esq.
Glenn J. Bobeck, Esq.
Phillips Lytle LLP
3400 HSBC Center
Buffalo, New York 14203
(716) 847-8400
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Amount to be Registered/Proposed
Maximum Offering Price Per
Title of Each Class of	Unit/Proposed Maximum Aggregate	Amount of
Securities to be Registered	Offering Price(1)	Registration Fee(1)
Common Stock, par value $0.01 per share
Preferred Stock, par value $. $0.01 per share
Warrants
Debt Securities
Units (2)

(1)	An unspecified aggregate initial offering price and number of the securities of each identified class is being registered as may from time to time be issued at indeterminable prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee.

(2)	Each unit will be issued under a unit agreement and will represent an interest in two or more other securities, which may or may not be separable from one another.

PROSPECTUS
SOVRAN SELF STORAGE, INC.
COMMON STOCK
PREFERRED STOCK
WARRANTS
DEBT SECURITIES
UNITS

     We may offer and sell, from time to time, one or more of the following securities: common stock, preferred stock, warrants exercisable for debt securities, common stock or preferred stock, debt securities or units consisting of combinations of any of the foregoing (“units”). The debt securities may be guaranteed by one or more of our domestic subsidiaries. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of our company. We will provide the specific terms of any offering of these securities in a supplement to this prospectus. We refer to our common stock, preferred stock, warrants, debt securities and units collectively as the “securities”. We may offer and sell these securities from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. In addition, certain selling stockholders may offer and sell shares of our common stock, from time to time in amounts, at prices and on terms that will be determined at the time of any such offering.
     Each time our securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the names of any selling shareholders. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell our securities without a prospectus supplement describing the method and terms of the offering.
     We may sell our securities directly or to or through underwriters, to other purchasers and/or through agents. For additional information on the method of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.” If any underwriters are involved in the sale of our securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between us or among us and them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.
     You should carefully read this prospectus and any accompanying prospectus supplement, together with any related free writing prospectus and the documents we incorporate by reference, before you invest in our securities.
     Our common stock is listed on the New York Stock Exchange under the symbol “SSS.” On May 31, 2011, the closing price of our common stock as reported on the New York Stock Exchange was $41.96 per share. Our executive offices are located at 6467 Main Street, Williamsville, New York 14221, and our telephone number is (716) 633-1850.
     Investing in our securities involves risks. See “Risk Factors” on page 4 as well as any risk factors section contained in the applicable prospectus supplement or any related free writing prospectus and under similar headings in the documents we incorporate by reference herein and therein to read about risks you should consider before investing in these securities.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 2, 2011.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer or sell any combination of the securities described in this prospectus in one or more offerings. In addition, some holders of our securities may sell our securities under our shelf registration statement. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus, the relevant prospectus supplement and any free writing prospectus we may authorize to be delivered to you, together with additional information described under the next heading “Where You Can Find More Information.”
     You should rely only on the information provided in this prospectus, the related prospectus supplement, including any information incorporated by reference, and any pricing supplement. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in the prospectus, the related prospectus supplement and any pricing supplement. We are not making offers to sell securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which the information is contained or other date referred to in that document, regardless of the time of sale or issuance of any security.
     Unless the context otherwise requires, references in this prospectus to “Sovran Self Storage, Inc.”, “Sovran”, “Company”, “we”, “our” and “us” refer to Sovran Self Storage, Inc. and its subsidiaries, including Sovran Acquisition Limited Partnership, which we refer to as our “operating partnership”.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC an automatic “shelf” registration statement on Form S-3 to register the securities offered under this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all the information required to be set forth in the registration statement. For further information, you may read the registration statement and the exhibits filed with or incorporated by reference into the registration statement. You can review and copy the registration statement and its exhibits at the public reference facility maintained by the SEC as described below. The registration statement, including its exhibits and schedules, is also available on the SEC’s web site at www.sec.gov.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy those reports, statements or other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and on the SEC’s web site at www.sec.gov. Our common stock is also listed on the New York Stock Exchange and all material filed by us with the exchange can be reviewed at its offices located at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
INFORMATION INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (as amended by Form 10-K/A filed March 30, 2011), including the portions thereof incorporated by reference from our Proxy Statement relating to the annual meeting held on May 26, 2011, which was filed on April 11, 2011;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011;

•	Our Current Reports on Form 8-K filed on March 4, 2011, May 27, 2011 and May 31, 2011; and

•	Our Registration Statement on Form 8-A, dated June 16, 1995 which incorporates by reference the description of our common stock from our registration statement on Form S-11 (File No. 33-91422), including all amendments and reports updating that description.
     All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made hereunder will also be considered to be incorporated by reference, and will automatically update and, where applicable, supersede any information contained, or incorporated by reference, in this prospectus.
     To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.
     If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Sovran Self Storage, Inc., 6467 Main Street, Williamsville, New York 14221, Attn: David L. Rogers, Chief Financial Officer.
THE COMPANY
     We are a self-administered and self-managed real estate investment trust, or REIT, which acquires, owns and/or manages self-storage properties. We are one of the largest owners and operators of self-storage facilities in the United States. As of March 31, 2011, we had an ownership interest in and managed 377 self-storage properties in 24 states under the name Uncle Bob’s Self Storage ®. Among our 377 self-storage properties are 25 properties that we manage for an unconsolidated joint venture of which we are a 20% owner. As of March 31, 2011, the occupancy level of our self-storage facilities was approximately 79.2%.
     All of our assets are owned by, and all our operations are conducted through, Sovran Acquisition Limited Partnership, which we refer to in this prospectus as the operating partnership. We own 98.8% of the operating partnership, as of March 31, 2011. The remaining 1.2% of the operating partnership is owned by persons who sold self-storage facilities to us in exchange for partnership interests in the operating partnership. We are structured as an umbrella partnership real estate investment trust and, as such, have the ability to issue interests in the operating partnership in exchange for properties sold by independent owners. By utilizing interests in the operating partnership as currency in facility acquisitions, we may partially defer the seller’s income tax liability which in turn may allow us to obtain more favorable pricing.
     We were incorporated on April 19, 1995 under Maryland law. Our principal executive offices are located at 6467 Main Street, Williamsville, New York 14221, and our telephone number is (716) 633-1850. We maintain a website that contains information about us at www.sovranss.com. The information included on our website is not part of this prospectus.

FORWARD-LOOKING STATEMENTS
     We make statements in this prospectus and the documents incorporated by reference that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our statements regarding anticipated growth in our business and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
•	the effect of competition from new self-storage facilities, which would cause rents and occupancy rates to decline;

•	our ability to evaluate, finance and integrate acquired businesses into our existing business and operations;

•	our ability to effectively compete in the industry in which we do business;

•	our existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms;

•	interest rates may fluctuate, impacting costs associated with our outstanding floating rate debt;

•	our ability to comply with debt covenants;

•	any future ratings on our debt instruments;

•	regional concentration of our business may subject it to economic downturns in the states of Florida and Texas;

•	our reliance on our call center;

•	our cash flow may be insufficient to meet required payments of principal, interest and dividends; and

•	tax law changes that may change the taxability of future income.
     While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the sections entitled “Risk Factors” in this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2010, and our other filings we make with the SEC from time to time under the Securities Exchange Act of 1934, as amended.

RISK FACTORS
     Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information” and “Information Incorporated by Reference” above. Additional risks, including those that relate to any particular securities we offer, may be included in the applicable prospectus supplement or any related free writing prospectus, or be incorporated by reference into this prospectus or such prospectus supplement or free writing prospectus.
USE OF PROCEEDS
     We are required by the terms of the partnership agreement of the operating partnership to invest the net proceeds of any sale of our common stock or preferred stock in the operating partnership in exchange for additional units of limited partnership of the operating partnership. As will be more fully described in the prospectus supplement for any securities issued under this prospectus, we intend to cause the operating partnership to use the net proceeds from the sale of securities, for one or more of the following: repayment of indebtedness, acquisition of new self-storage facilities, maintenance and improvement of currently owned properties and general corporate purposes. We will not receive proceeds from the sale of common stock by persons other than us.

RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
     The following table shows our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred stock dividends for the periods shown.

	Three Months Ended
	March 31
			For the Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	2.17	2.06	2.13	1.43	1.94	2.12	2.22

Ratio of earnings to combined fixed charges and preferred stock dividends	2.17	2.06	2.13	1.43	1.94	2.05	2.04
     The ratio of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations before noncontrolling interest in consolidated subsidiaries and income from equity investees, plus income tax expense, fixed charges, distributed income of equity investees less capitalized interest. Fixed charges consist of interest expense, amortization of financing fees, capitalized interest and estimate of interest expense included in rent expense.
     The ratio of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of income from continuing operations before noncontrolling interest in consolidated subsidiaries and income from equity investees, plus income tax expense, fixed charges, distributed income of equity investees less capitalized interest and preferred dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expense, amortization of financing fees, capitalized interest and estimate of interest expense included in rent expense.

DESCRIPTION OF SECURITIES WE MAY OFFER
     We may issue from time to time, in one or more offerings the following securities:
•	shares of common stock;

•	shares of preferred stock;

•	debt securities;

•	warrants exercisable for debt securities, common stock or preferred stock; and

•	units comprised of one or more of the other securities that may be offered under this prospectus, in any combination.
     This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities will be described in a prospectus supplement, information incorporated by reference, or free writing prospectus, which may be in addition to or different from the general terms summarized in this prospectus. Where applicable, the prospectus supplement, information incorporated by reference or free writing prospectus will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange. The summaries contained in this prospectus and in any prospectus supplements, information incorporated by reference or free writing prospectus may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus. See “Where You Can Find More Information” and “Information Incorporated by Reference” for information about how to obtain copies of those documents.
     The terms of any particular offering, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, information incorporated by reference or free writing prospectus, relating to such offering.
DESCRIPTION OF CAPITAL STOCK
General
     Our capital stock consists of:
•	100 million shares of common stock authorized, of which 27,699,279 were outstanding on May 31, 2011;

•	10 million shares of preferred stock authorized, including the following series designated by our board of directors as of May 31, 2011:
•	250,000 shares of Series A preferred stock, none of which were outstanding on May 31, 2011.
The Board of Directors of the Company previously had designated 1,700,000 shares of the preferred stock as Series B Cumulative Redeemable Preferred Stock and 2,800,000 shares of the preferred stock as Series C Convertible Cumulative Preferred Stock. Such shares have subsequently been reclassified as undesignated shares of preferred stock, available for future issuance and reclassification by the Board of Directors. For a discussion of risks associated with the ownership and transfer of our stock, you should refer to “Restrictions on Transfer/Ownership Limits” beginning on page 20 of this prospectus as well as under the section entitled “Risk Factors” on page 4 of this prospectus or any risk factors section contained in the applicable prospectus supplement or any related free writing prospectus and under similar headings in the documents we incorporate by reference herein and therein.

COMMON STOCK
   General
     Subject to the preferential rights of any other shares or series of stock, holders of shares of common stock are entitled to receive dividends on those shares if, as and when authorized by our board of directors and declared by us out of assets legally available therefor and to share ratably in the assets legally available for distribution to shareholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities.
     Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of members of our board of directors. Except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of shares of our common stock possess the exclusive voting power. There is no cumulative voting in the election of members of our board of directors, which means that the holders of a majority of the shares of our outstanding common stock can elect all of the members of our board of directors then standing for election, and the holders of the remaining shares of our common stock will not be able to elect any members of our board of directors.
     Holders of shares of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.
     We furnish shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent registered public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.
     All shares of our common stock have equal dividend, distribution, liquidation and other rights, and will have no preference, or exchange rights and generally have no appraisal rights.
     Pursuant to the Maryland General Corporation Law, or MGCL, a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of holders of at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all of the votes to be cast on the matter, is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage in those situations.
     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.
Shareholder Rights Plan
     The Company has not presently adopted a shareholder rights plan, commonly referred to as a poison pill. However, the Company had previously adopted a shareholder rights plan which expired in accordance with its terms on November 27, 2006. Under the expired plan, shares of our common stock were given rights to purchase shares of our Series A preferred stock exercisable upon the happening of certain events. The shares of our Series A preferred stock are currently not subject to any such rights, however, our board of directors could adopt a shareholders rights plan in the future which may provide rights to purchase shares of such Series A preferred stock or other shares of another class of preferred stock of the Company.
PREFERRED STOCK
     We are authorized to issue up to 10,000,000 shares of preferred stock, 9,750,000 of which are undesignated. We may issue shares of preferred stock from time-to-time, in one or more series, as authorized by our board of directors. Prior to issuance of shares of each series, the board of directors is required by the MGCL and our charter to fix for each series, as permitted by Maryland law, the

•	Terms,

•	Preferences as to dividends and on liquidation,

•	Conversion or other rights,

•	Voting powers,

•	Restrictions,

•	Limitations as to dividends or other distributions,

•	Qualifications, and

•	Terms or conditions of redemption.
The board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a change of control or other transaction that holders of shares of our outstanding common stock might believe to be in their best interests or in which holders of some, or a majority, of shares of our outstanding common stock might receive a premium for their shares over the then market price of our common stock.
Terms of New Series of Preferred Stock
     The prospectus supplement relating to any preferred stock offered thereby will contain the specific terms thereof, including:
•	The title and stated value of the preferred stock;

•	The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	The dividend rates, periods and payment dates or methods of calculation of these amounts for the preferred stock;

•	Whether dividends shall be cumulative or non-cumulative and the date from which dividends on the preferred stock will accumulate, if applicable;

•	The procedures for any auction and remarketing, if any, for the preferred stock;

•	Any provision for a sinking fund for the preferred stock;

•	Any provision for redemption of the preferred stock;

•	Any restriction on the repurchase or redemption of shares by the registrant while there is any arrearage in the payment of dividends or sinking fund installments;

•	Any listing of the preferred stock on a securities exchange;

•	The terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price or the manner in which the conversion price will be calculated;

•	Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

•	A discussion of federal income tax considerations applicable to the preferred stock;

•	The relative ranking and preference of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	The voting rights of the preferred stock, if any;

•	Any limitations on issuance of any series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up of our affairs; and

•	Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT.
DESCRIPTION OF DEBT SECURITIES
     The following descriptions of the debt securities do not purport to be complete and are subject to and qualified in their entirety by reference to the indenture, a form of which will be filed by amendment with the SEC as an exhibit to the registration statement of which this prospectus is a part or incorporated by reference in connection with the offering of securities. Any future supplemental indenture or similar document also will be so filed. You should read the indenture and any supplemental indenture or similar document because they, and not this description, define your rights as holder of our debt securities. All capitalized terms have the meanings specified in the indenture.
     We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt securities (the “Senior Debt Securities”) or our subordinated debt securities (the “Subordinated Debt Securities”). The debt securities we offer will be issued under one or more indentures between us and a trustee (the “Trustee”), which may be the same trustee. Debt securities, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities. The debt securities may be guaranteed by one or more of our domestic subsidiaries.
General Terms of the Indenture
     The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit designated by us. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving us.
     We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” or “OID,” because of interest payment and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.
     The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:
•	the title;

•	the aggregate principal amount;

•	whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal is payable;

•	the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	our rights or obligations to redeem or purchase the debt securities, including sinking fund or partial redemption payments;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

•	if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity, and the terms and conditions of any acceleration;

•	if applicable, covenants affording holders of debt protection with respect to our operations, financial condition or transactions involving us; and

•	any other specific terms of any debt securities.
     The applicable prospectus supplement will set forth material U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted, if any.
     Debt securities issued by us will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, except to the extent any such subsidiary guarantees or is otherwise obligated to make payment on such debt securities.
     Unless otherwise provided in the applicable prospectus supplement, all securities of any one series need not be issued at the same time and may be issued from time to time without consent of any holder.

Senior Debt Securities
     Payment of the principal of, premium, if any, and interest on Senior Debt Securities will rank on a parity with all of our other unsecured and unsubordinated debt.
Subordinated Debt Securities
     Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt. We will set forth in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.
Conversion or Exchange Rights
Debt securities may be convertible into or exchangeable for other equity shares or property of the Company. The terms and conditions of conversion or exchange will be set forth in the applicable prospectus supplement. The terms will include, among others, the following:
•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of the Company or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.
Consolidation, Merger or Sale
     Unless otherwise indicated in the applicable prospectus supplement, we will not be permitted to consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person unless (a) we will be the continuing corporation or (b) the successor corporation or person to which our assets are transferred or leased is an entity organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations on the debt securities and under the indenture. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no default or event of default under the indenture shall have occurred and be continuing. Subject to certain exceptions, when the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture, except in limited circumstances.
     This covenant would not apply to any recapitalization transaction, a change of control of the Company or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.
Events of Default
Unless otherwise indicated, the term “Event of Default,” when used in the indenture, means any of the following:
•	failure to pay interest for 30 days after the date payment is due and payable;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments when due;

•	failure to perform any other covenant for 60 days after notice that performance was required;

•	events of bankruptcy, insolvency or reorganization of the Company; or

•	any other Event of Default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue series of debt securities.
     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. Unless otherwise indicated in the applicable prospectus supplement, if an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.
     Unless otherwise indicated in the applicable prospectus supplement, if an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Senior Debt Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Senior Debt Securities may declare the entire principal amount of all of the series of Senior Debt Securities due and payable immediately.
     Similarly, unless otherwise indicated in the applicable prospectus supplement, if an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Subordinated Debt Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Subordinated Debt Securities may declare the entire principal amount of all of the series of Subordinated Debt Securities due and payable immediately.
     If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of Senior Debt Securities or Subordinated Debt Securities, as the case may be, then, unless otherwise indicated in the applicable prospectus supplement, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the Senior Debt Securities or the Subordinated Debt Securities, as the case may be, may declare the entire principal amount of all debt securities of such affected series due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.
     If an Event of Default relating to events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.
     The indenture imposes limitations on suits brought by holders of debt securities against us. Except as provided below, no holder of debt securities of any series may institute any action against us under the indenture unless:
•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.
     Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.
     We will be required to file annually with the Trustee a certificate, signed by an officer of the Company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.
Registered Global Securities
     We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities that we will deposit with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.
     Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:
•	by the depositary for such registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.
     The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:
•	ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as “participants,” or persons that may hold interests through participants;

•	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•	ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

     The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.
     So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:
•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.
     Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.
     We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.
     We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of the Company, the trustee or any other agent of the Company or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
     We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.
     If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, we will issue debt securities of that series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

     We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these bearer global securities with a common depositary for Euroclear System and Clearstream Bank Luxembourg, Societe Anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to that series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, with respect to the position of the series represented by a bearer global security.
Discharge, Defeasance and Covenant Defeasance
     We can discharge or defease our obligations under the indenture as set forth below. Unless otherwise set forth in the applicable prospectus supplement, the subordination provisions applicable to any Subordinated Debt Securities will be expressly subject to the discharge and defeasance provisions of the indenture.
     We may discharge some of our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.
     Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time (“defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect defeasance and covenant defeasance only if, among other things:
•	we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on all outstanding debt securities of the series; and

•	we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law.
     Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.
Modification of the Indenture
     The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:
•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	establish the forms or terms of debt securities of any series; and

•	evidence and provide for the acceptance of appointment by a successor trustee.
     The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of Senior Debt Securities or Subordinated Debt Securities, as the case may be, then outstanding and affected (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:
•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	modify any of the subordination provisions or the definition of senior indebtedness applicable to any Subordinated Debt Securities in a manner adverse to the holders of those securities;

•	alter provisions of the indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.
     A prospectus supplement may set forth modifications or additions to these provisions with respect to a particular series of Debt Securities.
Concerning the Trustee
     The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in New York, New York.
     The indenture contains limitations on the right of the trustee, should it become a creditor of the Company, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.
     The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that the direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The indenture provides that in case an Event of Default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.
No Individual Liability of Incorporators, Shareholders, Officers or Trustees
     The indenture provides that no incorporator and no past, present or future shareholder, officer or trustee, of the Company or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.
Governing Law
     The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.
DESCRIPTION OF WARRANTS
     We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock or common stock. We may enter into a warrant agreement with a warrant agent under which the warrants may be issued. In this arrangement, the warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. In any case, we will file a copy of the warrants and any warrant agreement with the SEC at or before the time of the offering of the series of warrants.
     The prospectus supplement for each series of warrants will describe the terms of the warrants being offered, including the following:
•	The offering price;

•	The number of warrants offered;

•	The designation and terms of the securities underlying the warrants;

•	If applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	If applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	The exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will result in the warrants being deemed to be automatically exercised;

•	Provisions for changes to or adjustments in the exercise price;

•	The dates on which the right to exercise the warrants shall commence and expire;

•	If applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	If applicable, a discussion of material U.S. federal income tax considerations;

•	The anti-dilution provisions of the warrants, if any;

•	The rights, if any, we have to redeem the warrants;

•	Any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control or similar event;

•	The name of any warrant agent; and

•	The other terms of the warrants.
     Warrants may be exercised at our offices, at the appropriate office of any warrant agent or any other office indicated in the applicable prospectus supplement. Except as otherwise set forth in the prospectus supplement relating to the warrants, before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.
     Except as otherwise set forth in the prospectus supplement relating to the warrants, the warrant agreements with any warrant agents may be amended or supplemented without the consent of the holders of the warrants to which they apply to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, except as otherwise set forth in the prospectus supplement, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the affected warrants then outstanding approve the amendment. Except as otherwise set forth in the prospectus supplement, every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the warrant agreement as amended. The prospectus supplement relating to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date, may not be altered without the consent of the holder of each warrant.
DESCRIPTION OF UNITS
     We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.
     Any applicable prospectus supplement may describe, among other things:
•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	any special United States federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.
BOOK-ENTRY SECURITIES
     The securities offered by means of this prospectus and any related prospectus supplement may be issued in whole or in part in book-entry form, meaning that beneficial owners of the securities may not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to the securities. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

RESTRICTIONS ON TRANSFER/OWNERSHIP LIMITS
     For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals, which is defined in the Code to include some entities, during the last half of a taxable year. We refer to this requirement as the “five or fewer test.” Also, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Our charter contains restrictions on the ownership and transfer of shares of our stock intended, among other purposes, to ensure compliance with these requirements. Subject to exceptions described below, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, shares of our stock in excess of 9.8% of the aggregate value of our outstanding stock. We refer to this limit as the “ownership limit.” Under the Code, some entities will be disregarded for purposes of the five or fewer test, and the beneficial owners of those entities will be counted as holders of our stock. Those entities include pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, corporations, trusts and partnerships. Our charter limits these entities to holdings of no more than 15% of the aggregate value of our shares of stock. We refer to this limit as the “look-through ownership limit.” Any transfer of shares of our stock or any security convertible into shares of our stock that would create a direct or indirect ownership of shares of our stock in excess of the ownership limit or the look-through ownership limit or that would result in our disqualification as a REIT, including any transfer that results in the shares of stock being owned by fewer than 100 persons or results in us being “closely held” within the meaning of Section 856(h) of the Code, is deemed to be null and void, and the intended transferee will acquire no rights to the shares of our stock. These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT. Our board of directors may, in its sole discretion, exempt a person from the ownership limit or the look-through ownership limit if the board is provided with evidence satisfactory to it and our tax counsel that such person’s ownership will not then or in the future jeopardize our REIT status. Waivers have been granted to the initial holders of our Series C preferred stock, FMR Corporation, and Cohen & Steers, Inc.
     Stock owned, or deemed to be owned, or transferred to a shareholder in excess of the ownership limit or the look-through ownership limit or that causes us to be treated as “closely-held” under Section 856(h) of the Code or is otherwise not permitted as provided above, will be designated shares in trust. Shares in trust will be transferred, by operation of law, to a person unaffiliated with us that is designated by our board of directors as trustee of a trust for the benefit of one or more charitable organizations. We refer to this trust as the “share trust.” While shares in trust are held in the share trust:
•	The shares in trust will remain issued and outstanding shares of our common or preferred stock and will be entitled to the same rights and privileges as all other shares of the same class or series,

•	The trustee will receive all dividends and distributions on the shares in trust for the share trust and will hold those dividends or distributions in trust for the benefit of one or more designated charitable beneficiaries, and

•	The trustee will be entitled to vote all shares in trust.
     Any vote cast by the proposed transferee in respect of the shares in trust prior to our discovery that those shares have been transferred to the share trust will, subject to applicable law, be rescinded and will be treated as if it had never been given. Any dividend or distribution paid to a proposed transferee or owner of shares in trust prior to our discovery that those shares have been transferred to the share trust will be required to be repaid upon demand to the trustee for the benefit of one or more charitable beneficiaries.
     The trustee may, at any time the shares in trust are held in the share trust, transfer the interest in the share trust representing the shares in trust to any person whose ownership of the shares of stock designated as shares in trust would not violate the ownership limit or the look-through ownership limit, or otherwise result in our disqualification as a REIT, and provided that the permitted transferee purchases those shares for valuable consideration. Upon that sale, the proposed original transferee will receive the lesser of

•	The price paid by the original transferee shareholder for the shares of stock that were transferred to the share trust, or if the original transferee shareholder did not give value for those shares, the average closing price for the five trading days immediately preceding the transfer causing the shares to be held in trust, and

•	The price received by the trustee from that sale.
Any amounts received by the trustee in excess of the amounts paid to the proposed transferee will be distributed to one or more charitable beneficiaries of the share trust.
     If the transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of shares held in the share trust may be deemed, at our option, to have acted as our agent in acquiring the shares in trust and to hold the shares in trust on our behalf.
     In addition, we have the right, for a period of 90 days during the time any shares of shares in trust are held by the trustee, to purchase all or any portion of the shares in trust from the share trust at the lesser of
•	The price initially paid for those shares by the original transferee-shareholder, or if the original transferee-shareholder did not give value for those shares, the average closing price for the five days immediately preceding the transfer causing the shares to be held in trust, and

•	The average closing price of the class of shares of those shares in trust for the five trading days immediately preceding the date we elect to purchase those shares.
The 90-day period begins on date of the violative transfer if the original transferee-shareholder gives notice to us of the transfer or, if no notice is given, the date our board of directors determines that a violative transfer has been made.
     All certificates representing shares of our stock bear a legend referring to the restrictions described above.
     Each person who owns, or is deemed to own, more than 5% of the value or number of shares of our outstanding stock must give written notice to us of the name and address of the owner, the number of shares of outstanding stock owned and a description of how those shares are held. Also, each shareholder must upon demand disclose to us in writing any information with respect to the direct, indirect and constructive ownership of stock as our board of directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine such compliance.
     The ownership limit, the look-through ownership limit and the other restrictions on ownership and transfer could delay, defer or prevent a transaction or change in control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our shareholders.
CERTAIN PROVISIONS OF MARYLAND LAW AND OF
OUR CHARTER AND BYLAWS
     The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL, our charter, and our Bylaws. Our charter and Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.
Removal of Directors
     Our charter provides that a director may be removed only for cause (as defined in the charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Business Combinations
     Under Maryland law, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•	any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.
     A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
     After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.
     These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
     The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combination involving the initial purchasers of our Series C preferred stock and any affiliate or associate of an initial purchaser being the beneficial owner of not more than 12% of the outstanding common stock of the Company at any time issued and outstanding (determined in accordance with the Maryland Business Combination Act), provided that such beneficial ownership is not with a purpose or effect of changing or influencing control of the Company, or in connection with or as a participant in any transaction having that purpose or effect which, as a result thereof would require a filing of a Schedule 13D under the Exchange Act. Consequently, the five-year prohibition and the super-majority vote requirements likely will not apply to business combinations between us and any of them. As a result, the initial purchasers of our Series C preferred stock may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.
     The Maryland Business Combination Act may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
     Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.
     A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.
     Pursuant to a provision in our bylaws, the original issuance of our Series C preferred stock, the issuance of our common stock upon conversion of our Series C preferred stock and the issuance of our common stock pursuant to warrants issued in connection with the purchase of the Series C preferred stock to such initial purchasers thereof (and certain affiliated parties) were exempted from the provisions of the control share provisions of the MGCL.
Amendment to the Charter
     Our charter may be amended only by the affirmative vote of the holders of not less than two thirds of all of the votes entitled to be cast on the matter.
Dissolution of the Company
     The dissolution of our Company must be approved by the affirmative vote of the holders of not less than two thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business
     Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) by, or at the direction of, the board of directors or (ii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting.
Subtitle 8
     Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and

•	a majority requirement for the calling of a special meeting of stockholders.
     Through provisions in our charter and Bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board, and (b) vest in the board the exclusive power to fix the number of directorships.
Anti-takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws
     The business combination provisions and the control share acquisition provisions of Maryland law, the provisions of our charter regarding removal of directors, the votes required to approve extraordinary actions and the advance notice provisions of our Bylaws could delay, defer or prevent a transaction or a change in control of Sovran that might involve a premium price for holders of our common stock or otherwise be in their best interest.

FEDERAL INCOME TAX CONSIDERATIONS
     The following discussion describes the material federal income tax consequences relating to the taxation of us as a REIT and the acquisition, ownership and disposition of our common shares. If we offer debt securities or equity securities other than common stock, information about any additional or different income tax consequences to holders of those securities will be included in the documents pursuant to which those securities are offered. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “we,” “our” and “us” mean only Sovran Self Storage, Inc. and not its subsidiaries or other lower-tier entities or predecessor, except as otherwise indicated. References to the “operating partnership” mean Sovran Acquisition Limited Partnership, our operating partnership. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. The provisions of the Internal Revenue Code, or the Code, governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated under the Code, and the administrative and judicial interpretations of the Code.
     This summary is based upon the Code, the regulations promulgated by the Treasury Department, or the Treasury regulations, current administrative interpretations and practices of the Internal Revenue Service, or IRS, (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that our operation and the operation of our subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with applicable organizational documents and agreements, and is not intended to be, and should not be construed as, tax advice. This summary does not purport to discuss all aspects of federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances, or to shareholders subject to special tax rules, such as:
•	expatriates;

•	persons who mark-to-market our common shares;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us; and, except to the extent discussed below;

•	tax-exempt organizations; and

•	non-U.S. shareholders (as defined below).
     This summary assumes that shareholders will hold our common stock as capital assets, which generally means as property held for investment.
     THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR SHAREHOLDER WILL DEPEND ON THE SHAREHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.
Taxation of Sovran
     We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1995. We believe that we have been organized and have operated in a manner which qualified for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1995. We intend to continue to operate in this manner. However, our qualification and taxation as a REIT depend upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner that will allow us to remain qualified as a REIT. Furthermore, legislative, administrative or judicial action may change, perhaps retroactively, the anticipated income tax treatment described in this prospectus. It is possible that we may be unable to meet those changed requirements. The law firm of Phillips Lytle LLP has acted as our tax counsel since our initial public offering in 1995. In the opinion of Phillips Lytle LLP, we have been organized in conformity with the requirements for qualification as a REIT beginning with our taxable year ending December 31, 1995, and our method of operation as represented by us will enable us to continue to meet the requirements for REIT qualification. This opinion is based on various assumptions and factual representations and covenants made by our management regarding our organization, assets, the present and future conduct of our business operations, the fair market value of our investments in taxable REIT subsidiaries and other items regarding our ability to meet the various requirements for qualification as a REIT, and Phillips Lytle LLP assumes that such representations and covenants are accurate and complete. REIT qualification depends upon our ability to meet the various requirements imposed under the Code through actual operating results, as discussed below. Phillips Lytle LLP will not review these operating results, and no assurance can be given that actual operating results will meet these requirements. The opinion of Phillips Lytle LLP is not binding on the IRS. In addition, the opinion of Phillips Lytle LLP is based upon existing law, Treasury regulations, currently published administrative positions of the IRS and judicial decisions, which are subject to change either prospectively or retroactively.
Taxation of REITS in General
     In any year in which we qualify as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our net ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Code generally allow a REIT to deduct distributions paid to its shareholders. Shareholders generally will be subject to taxation on dividends (other than designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT “C” corporations) generally are subject to federal corporate income taxation on their net income and shareholders of regular corporations are subject to tax on any dividends that they receive. Until January 1, 2013, shareholders of non-REIT “C” corporations who are subject to individual income tax rates generally are taxed on dividends they receive at capital gain rates, which for individuals are lower than ordinary income rates, and corporate shareholders of non-REIT “C” corporations receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a non-REIT “C” corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to the income tax rates applicable to those shareholders.
     Until January 1, 2013, shareholders who are individual U.S. shareholders (as defined below) are taxed on corporate dividends from a non-REIT “C” corporation at a maximum federal income tax rate of 15% (the same rate as long-term capital gain), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. shareholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which are currently subject to a maximum federal income tax rate of 35% through 2012.
     Under existing law, the maximum federal tax rate that is applicable to dividends received by shareholders of non-REIT “C” corporations who are subject to individual income tax rates will increase from 15% to 39.6% as of January 1, 2013. This law has been previously extended and we cannot predict whether it will be extended in the future.
     Even if we qualify as a REIT, however, we will be subject to federal income tax in the following respects:
•	We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gain.

•	Under certain circumstances, we may be subject to the “alternative minimum tax” as a consequence of our items of tax preference, if any.

•	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on that income.

•	If we have net income from prohibited transactions, which are in general certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business, that income will be subject to a 100% tax.

•	If we should fail to satisfy either the 75% or 95% gross income test, which are discussed below, but have nonetheless maintained our qualification as a REIT because other requirements have been met, we will be subject to a 100% tax on (i) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by (ii) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, by larger than a de minimis amount, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful neglect, we may maintain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for that year, (ii) 95% of our REIT capital gain net income for that year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distributions over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior years), plus (y) retained amounts on which income tax is paid at the corporate level;

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below.

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or our “taxable REIT subsidiary” (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire any assets from a non-REIT “C” corporation in a carry over basis transaction that have a fair market value at the time we acquire those assets in excess of their adjusted tax basis and dispose of them within ten years (within seven years if such assets are disposed of in 2010 and within five years if such assets are disposed of in 2011) of our acquisition of them (in each case, we refer to the excess as “built-in gain”), then, to the extent of the built-in gain, this gain generally will be subject to a tax at the highest regular corporate rate.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed to credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder’s basis in our common shares.

•	We may have subsidiaries or own interests in other lower-tier entities that are “C” corporations, including our taxable REIT subsidiaries, the earnings of which will be subject to federal corporate income tax.
     If we are subject to taxation on our REIT taxable income or subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a non-REIT “C” Corporation, some of the dividends we pay to our shareholders during the following year (but only for taxable years through 2012) may be subject to tax at the reduced capital gain rate, rather than at ordinary income rates. See “— Taxation of Our U.S. Shareholders” beginning on page 40.
     In addition, notwithstanding our status as a REIT, we may have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner as they are treated for federal income tax purposes, and our subsidiaries that are not subject to federal income tax may have to pay state and local income taxes, because not all states and localities treat these entities in the same manner as they are treated for federal income tax purposes. Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to federal corporate income tax on its net income. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification — General
     To qualify as a REIT, we must meet the requirements, discussed below, relating to our organization, sources of income, nature of assets and distributions of income to shareholders. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to specified provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	at all times during the last half of each taxable year, not more than 50% in value of the outstanding shares of which are owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals;

(7)	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status; and

(8)	that meets other tests, described below, regarding the nature of its income and assets.
     The Code provides that conditions (1) through (4) above must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) above, which we refer to as the “100 shareholder” and “five or fewer” requirements, do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.
     To monitor compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and do not know, or by exercising reasonable diligence, would not have known, of a failure to meet the condition (6) above, then we will be treated as having met the condition.
     Prior to the closing of our initial public offering in 1995, we did not satisfy several of the conditions above. Our initial public offering allowed us to satisfy the 100 shareholder and five or fewer requirements. We believe that we have been organized, have operated and have issued sufficient shares of beneficial ownership with sufficient diversity of ownership to allow us to satisfy the above conditions. In addition, our organizational documents contain restrictions regarding the transfer of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. The ownership restrictions in our charter and bylaws generally prohibit the actual or constructive ownership of more than 9.8% of the aggregate value of our outstanding stock, unless an exception is established by the board of directors. The restrictions provide that if, at any time, for any reason, those ownership limitations are violated or more than 50% in value of our outstanding stock otherwise would be considered owned by five or fewer individuals, than the number of shares of stock necessary to cure the violation will automatically and irrevocably be transferred from the person causing the violation to a trust for the benefit of designated charitable beneficiaries. See “Restrictions on Transfer/Ownership Limits,” beginning on page 20.
     The REIT protective provisions of our organizational documents are modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as the arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position concerning us (a private letter ruling is legally binding only as to the taxpayer to whom it was issued, and we have not sought a private ruling on this issue) or contend that we failed to enforce these various arrangements. Accordingly, there can be no assurance that these arrangements necessarily will preserve our REIT status. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.
     To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. As a result of our formation in 1995, we succeeded to tax attributes of a “C” corporation, including any undistributed earnings and profits. We do not believe that we have acquired any undistributed non-REIT earnings and profits. However, there can be no assurance that the IRS would not contend otherwise on a subsequent audit.
     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Since we became a REIT in 1995, our taxable year has been the calendar year.
Effect of Subsidiary Entities
     Ownership of Partnership Interests. In the case of a REIT that is a partner in partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s gross income, in each case, based on its pro rata share of capital interests in the partnership, for purposes of the asset and gross income tests applicable to REITs, as described below. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share, based upon our percentage capital interest, of the assets and items of income of partnerships in which we own an equity interest (including our interest in the operating partnership and its equity interests in lower-tier partnerships), is treated as our assets and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT.
     In order to provide us with flexibility, we own the properties through the operating partnership or joint ventures owned by the operating partnership. We hold a limited partnership interest in the operating partnership. As of December 31, 2010, our aggregate holding in the operating partnership is 98.8% which is comprised of our direct limited partnership interest and the interest of our wholly-owned subsidiary, Sovran Holdings, Inc., which holds a general partner interest in the operating partnership. Sovran Holdings, Inc. is a “qualified REIT subsidiary” as defined in Section 856(i) of the Code. A qualified REIT subsidiary is any corporation that is 100% owned by a REIT at all times during the period the subsidiary is in existence. Under Section 856(i) of the Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT, and all assets, liabilities, income, deductions, and credits of the qualified REIT subsidiary are treated as assets, liabilities and those items, as the case may be, of the REIT. Because Sovran Holdings, Inc. is a qualified REIT subsidiary, it is not subject to federal income tax, although it may be subject to state and local tax in some states.
     Taxable Subsidiaries. A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a taxable REIT subsidiary by filing a Form 8875 with the IRS. The separate existence of a taxable REIT subsidiary or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our shareholders.
     A REIT is not treated as holding the assets of a taxable REIT subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the shares issued by such a subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from such subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of such taxable REIT subsidiary corporations in determining the REIT’s compliance with the REIT requirements, such entities may be used by the REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-though subsidiaries.
     Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to appropriate levels of federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary’s adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a taxable REIT subsidiary due to transactions between a REIT, its tenants and/or a taxable REIT subsidiary, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We and three of our corporate subsidiaries, Locke Sovran I Manager, Inc., Locke Sovran II Manager, Inc. and Locke Leasing LLC, elected to have such subsidiaries taxed as taxable REIT subsidiaries for federal income tax purposes.
Income Tests
     To maintain qualification as a REIT, two gross income requirements must be satisfied annually. First, at least 75% of our gross income, excluding gross income from certain dispositions of property held primarily for sale to customers in the ordinary course of a trade or business, which we refer to as “prohibited transactions,” certain hedging transactions and certain foreign currency gain recognized after July 30, 2008, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property” and interest in certain circumstances, or from certain types of temporary investments. We refer to this requirement as the “75% test.” Second, at least 95% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2008 and certain foreign currency gain recognized after July 30, 2008, for each taxable year must be derived from those real property investments and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. We refer to this requirement as the “95% test.”
     Rents received or deemed to be received by us will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:
(1)	The amount of rent generally must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents of real property solely by reason of being based on a fixed percentage or percentages of receipts or sales.

(2)	The Code provides that rents from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of that tenant, in which case we refer to the tenant as a “related party tenant.”

(3)	If rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as “rents from real property.”

(4)	For rents to qualify as “rents from real property,” the REIT must not operate or manage the property or furnish or render services to tenants, other than through an “independent contractor” who is adequately compensated and from whom the REIT does not derive any income. A REIT may, however, directly provide services with respect to its properties and the income will qualify as “rents from real property” if the services are “usually or customarily rendered” in connection with the rental of a room or other space for occupancy only and are not otherwise considered “rendered to the occupant.” In addition, a REIT may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such case, only the amounts for non-customary services are not treated as rents from real property. The rest of the rent will be qualifying income. If the impermissible tenant service income with respect to a property exceeds 1% of our total income from that property, than all of the income from that property will fail to qualify as rents from real property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, REITs are permitted to provide services to tenants or others through a taxable REIT subsidiary without disqualifying the rental income received from tenants for purposes of the REIT income tests.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not, and do not intend to, (a) charge rent that is based in whole or in part on the income or profits of any person; (b) derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents; or (c) receive rent from related party tenants.
     For approximately 10 months in 2004, we allowed new tenants to use trucks without charge for a limited period of time as an inducement for the new tenants to lease space in our facilities. We have treated the rental of trucks as the rental of personal property in connection with the rental of real property. Generally, the 15% personal property test is applied on a lease by lease basis. However, the Treasury Regulations allow a REIT that rents all (or a portion) of the units in a multiple unit project under substantially similar leases to apply the 15% test on an aggregate basis for the rents received under such substantially similar leases. All of our leases at each self storage property are substantially similar, except for the cost of the unit which varies by the size of the unit. We apply the 15% test on an aggregate basis at each of our facilities. There can be no assurance that the IRS will not successfully challenge our position that the lease of the trucks should be treated as the rental of personal property in connection with real property or our methodology for determining the portion of each lease attributable to personal property. If the IRS successfully challenged our position, we could have failed to satisfy the income tests. This could prevent us from qualifying as a REIT. See “Taxation of Sovran — Failure to Qualify” beginning on page 36 for a discussion of the consequences if we fail to meet this test.
     We provide certain services with respect to the properties. We believe that the services provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants and, therefore, that the provision of those services will not cause rents received with respect to the properties to fail to qualify as rents from real property.
     Prior to 2007, we earned a commission from a third party insurance company on personal property insurance sold to some of our tenants by such insurance company. We believe that the insurance contract provided by the insurance company is not a service provided by the insurance company and that the commission we earned would not be impermissible tenant service income. If the IRS successfully challenged our position on this issue, all rents from a property would not qualify for purposes of the income tests if the commission income and any other impermissible tenant service income from that property exceeded 1% of the income from that property. This could have caused us to fail the income test for such year. This could prevent us from qualifying as a REIT. See “Taxation of Sovran — Failure to Qualify” on page 36 for a discussion of the consequences if we fail to meet this test.
     We also earn management fees from our management of property (i) held by joint ventures in which we are investors and (ii) held by our taxable REIT subsidiary. For purposes of the gross income tests, income we earn from management fees generally constitutes nonqualifying income. Existing Treasury regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the IRS has issued a number of private letter rulings holding that the portion of the management fee that corresponds to the REIT’s interest in the partnership, in effect, is disregarded in applying the 95% gross income test when the REIT holds a “substantial” interest in the partnership. We disregard the portion of management fees derived from the joint venture partnerships in which we are a partner that corresponds to our interest in these partnerships in determining the amount of our nonqualifying income. There can be no assurance, however, that the IRS would not take a contrary position with respect to us, either rejecting the approach set forth in the private letter rulings mentioned above or contending that our situation is distinguishable from those addressed in the private letter rulings. We do not anticipate that we will receive sufficient management fees to cause us to exceed the limit on nonqualifying income under the gross income tests. We will, however, monitor the level of fees that we receive relative to our gross income generally and take actions to ensure that the receipt of such fees does not cause us to fail to satisfy either of the gross income tests.
     Our share of any dividends received from our corporate subsidiaries that are not “qualified REIT subsidiaries” (and from other corporations in which we own an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends to cause us to exceed the limit on nonqualifying income under the 75% gross income test.
     “Interest” generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We have received interest payments from our taxable REIT subsidiaries and our joint ventures that will constitute qualifying income for purposes of the 95% gross income test but not the 75% gross income test. We do not anticipate that these amounts of interest will affect our ability to qualify under the 75% test.
     If we fail to satisfy one or both of the 75% or 95% tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under specified provisions of the Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on that income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above, even if these relief provisions apply, a 100% tax would be imposed on the greater of the amount by which we fail either the 75% or 95% gross income test, multiplied by a fraction intended to reflect our profitability.
Asset Tests
     At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. Under the first test, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.
     The second asset test is that the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of taxable REIT subsidiaries held by us may not exceed 25% (20% for taxable years beginning prior to July 31, 2008) of the value of our gross assets.
     The 5% and 10% asset tests do not apply to securities of taxable REIT subsidiaries, qualified REIT subsidiaries or securities that are “real estate assets” for purposes of the 75% gross asset test described above.
     The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.
     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take those other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.
     We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance with such tests on an ongoing basis. However, the values of some of our assets, including the securities of our taxable REIT subsidiaries, may not be precisely valued, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets do not meet the requirements of the REIT asset tests.
     We would not lose our REIT status as the result of a failure of the 5% test or the 10% value test if value of the assets causing the violation did not exceed the lesser of 1% of the value of our assets at the end of the quarter in which the violation occurred or $10,000,000 and we were to cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure. In addition, for a failure of the 5% test, the 10% vote test or the 10% value test that is larger than this amount, and for a failure of the 75% test, the 25% test, or the 25% (20% for taxable years beginning prior to July 31, 2008) taxable REIT subsidiary asset test, we would not lose our REIT status if the failure were for reasonable cause and not due to willful neglect and we were to (i) file a schedule with the IRS describing the assets causing the violation, (ii) cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure and (iii) pay a tax equal to the greater of $50,000 or the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. It is not possible, however, to state whether in all cases we would be entitled to these relief provisions.
Annual Distribution Requirements
     To qualify as a REIT, we are required to make distributions, other than distributions of capital gain dividends, to our shareholders in an amount at least equal to:
(a)	The sum of:
•	90% of our “REIT taxable income,” computed without regard to the dividends-paid deduction and our net capital gain, and

•	90% of our net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus
(b)	the sum of specified items of our non-cash income.
     These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, payable to shareholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and paid with or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
     In order for distributions to be counted towards our distribution requirement, and to provide us with a tax deduction, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

     To the extent that we distribute less than 100%, but at least 90%, of our net taxable income, we will be subject to federal income tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gain and pay tax on such gain. In this case, we could elect to have our shareholders include their proportionate share of such undistributed long-term capital gain in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our shareholders would then increase the adjusted basis of their shares in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.
     If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.
     It is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute any greater amount as may be necessary to avoid income and excise taxation, due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of that income and deduction of those expenses in arriving at our taxable income, or if the amount of nondeductible expenses, such as principal amortization or capital expenditures, exceed the amount of non-cash deductions. In the event that those timing differences occur, we may find it necessary to arrange for borrowings, if possible, in order to meet the distribution requirement.
     In addition, IRS Revenue Procedure 2010-12 sets forth a safe harbor pursuant to which certain part-stock and part-cash dividends distributed by REITs with respect to taxable year 2011 (but in some cases declared as late as December 31, 2012) will satisfy the REIT distribution requirements. Under the terms of this Revenue Procedure, up to 90% of our dividends could be paid with our stock. We expect to pay all of our 2011 dividends in the form of cash. However, the final determination is subject to formal declaration of such dividends by our board of directors.
     Under some instances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which dividends may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest to the IRS, based upon the amount of any deduction taken for deficiency dividends.
Prohibited Transactions
     Net income derived from a “prohibited transaction” is subject to a 100% tax. A “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives. However, whether property is held as inventory or primarily for sale to tenants in the ordinary course of our trade or business depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to tenants, or that certain safe-harbor provisions of the Code that prevent such treatment will apply. The 100% tax will not apply to gain from the sale of property that is held through a taxable REIT subsidiary although such income will be subject to tax in the hands of the taxable REIT subsidiary at regular corporate income tax rates.

Foreclosure Properties
     Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the gain would otherwise be treated as a prohibited transaction. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.
Hedging Transactions
     From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income for purposes of the 95% gross income test to the extent such a hedging transaction is entered into on or after January 1, 2005, and will not constitute gross income for purposes of the 75% gross income test as well as the 95% gross income test to the extent such hedging transaction is entered into after July 30, 2008. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into on or prior to July 30, 2008 will be treated as nonqualifying income for purposes of the 75% gross income test. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, and (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to any item of income or gain that would be treated as qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
Failure to Qualify
     If we fail to qualify as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In that event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be “qualified dividend income,” taxable as capital gain (through 2012) for non-corporate shareholders, and subject to limitations set forth in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be ineligible for qualification as a REIT for the four taxable years following the year during which our qualification was lost. It is not possible to state whether in all circumstances we would be entitled to statutory relief. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limit on that income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause.

Built-In Gain
     To the extent we held any asset that has built-in gain as of the first day of the first taxable year for which we qualified as a REIT (which was January 1, 1995), we may recognize a corporate level tax at the time we dispose of that asset. Treasury Regulations have been issued requiring a “C” corporation to recognize any net built-in gain that would have been realized if the corporation had liquidated at the end of the last taxable year before the taxable year in which it qualifies to be taxed as a REIT. However, instead of this immediate recognition rule, the regulations permit a REIT to elect to be subject to rules similar to rules applicable to S corporations with built-in gains under Section 1374 of the Code. Section 1374 of the Code generally provides that a corporation with appreciated assets that elects S corporation status will recognize a corporate level tax on the built-in gain if the S corporation disposes of the appreciated assets within a ten-year period (within a seven-year period for 2010 and within a five-year period for 2011) commencing on the date on which the S corporation election was made. We elected to have rules similar to the rules of Section 1374 of the Code apply to us. For these purposes, the assets owned by us prior to becoming a REIT will be appreciated assets. Any of these assets disposed of during the ten-year period beginning January 1, 1995 and ending December 31, 2004 could have given rise to a corporate level tax to the extent of the built-in gain attributable to the disposed assets. Although we did recognize a built-in taxable gain on the disposition of certain properties in 1995 prior to the date of our initial public offering, we did not have any other dispositions of such assets at a gain during the remainder of the ten-year period ending December 31, 2004. In addition, if we were to acquire carry over basis assets from a “C” corporation, any excess of the fair market value of the assets over the carry over basis would be built-in gain. To date, we have not acquired carry over basis assets from a “C” corporation, other than the assets owned when we became a REIT as of January 1, 1995.
Tax Aspects of the Operating Partnership
     Substantially all of our investments will be held indirectly through the operating partnership. In general, partnerships are “pass-through” entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by the operating partnership. See “Taxation of Sovran” beginning on page 26.
Entity Classification
     Our interests in the operating partnership involve special tax considerations, including the possibility of a challenge by the IRS of the status of the operating partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes. If the operating partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In that situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and the income tests. See “Taxation of Sovran — Asset Tests” beginning on page 33 and “— Income Tests” beginning on page 31. This, in turn would prevent us from qualifying as a REIT. See “Taxation of Sovran — Failure to Qualify” on page 36 for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the operating partnership’s status for U.S. federal income tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.
     Treasury Regulations that apply for the tax period beginning on or after January 1, 1997, provide that an “eligible entity” may elect to be treated as a partnership for federal income tax purposes. An eligible entity is a domestic business entity not otherwise classified as a corporation and which has at least two members. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The operating partnership has claimed classification as a partnership under these regulations.

     Even if the operating partnership is treated as a partnership under these Treasury Regulations, it could be treated as a corporation for federal income tax purposes under the “publicly traded partnership” rules of Section 7704 of the Code. A publicly traded partnership is a partnership whose interests trade on an established securities market or are readily tradable on a secondary market, or the substantial equivalent thereof. While units of the operating partnership are not and will not be traded on an established trading market, there is some risk that the IRS might treat the units held by the limited partners of the operating partnership as readily tradable because, after any applicable holding period, they may be exchanged for our common shares, which are traded on an established market. A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of that partnership’s gross income for a taxable year consists of “qualifying income” under the publicly traded partnership provisions of Section 7704 of the Code. “Qualifying income” under Section 7704 of the Code includes interest, dividends, real property rents, gain from the disposition of real property, and certain income or gain from the exploitation of natural resources. Therefore, qualifying income under Section 7704 of the Code generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs. We anticipate that the operating partnership will satisfy the 90% qualifying income test under Section 7704 of the Code and, thus, will not be taxed as a corporation.
     There is one significant difference, however, regarding rent received from related party tenants. For a REIT, rent from a tenant does not qualify as rents from real property if the REIT and/or one or more actual or constructive owner of 10% or more of the REIT actually or constructively owns 10% or more of the tenant. See “Taxation of Sovran — Income Tests” beginning on page 31. Under Section 7704 of the Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owner of 5% or more of the partnership actually or constructively owns 10% of more of the tenant.
     Accordingly, we will monitor compliance with both the REIT rules and the publicly traded partnership rules. The operating partnership has not requested, nor does it intend to request, a ruling from the IRS that it will be treated as a partnership for federal income tax purposes. In the opinion of Phillips Lytle LLP, which is based on the provisions of the partnership agreement of the operating partnership and on certain factual assumptions and representations by us, the operating partnership is classified as a partnership for federal income tax purposes and, therefore, should be treated as a partnership rather than an association taxable as a corporation for periods prior to January 1, 1997. Phillips Lytle LLP’s opinion is not binding on the IRS or the courts.
Partnership Allocations
     A partnership agreement will generally determine the allocation of income and losses among partners. However, these allocations will be disregarded for federal income tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated under this section of the Code. Generally, Section 704(b) and the Treasury Regulations promulgated under this section of the Code require that partnership allocations respect the economic arrangement of the partners. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to that item. The operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated under this section of the Code.
Tax Allocations with Respect to the Properties
     Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the “book-tax difference” associated with the property at the time of the contribution. The book-tax difference with respect to property that is contributed to a partnership is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The operating partnership acquired the majority of its assets at the time it was formed in 1995 by means of transactions treated as taxable acquisitions of assets for tax purposes. Thus, in general, there were no book-tax differences associated with these purchased assets at the time they were acquired by the operating partnership. Certain persons have, however, contributed appreciated property to the operating partnership from time to time in exchange for interests in the operating partnership.
     The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. In general, limited partners of the operating partnership who acquired their limited partnership interests through a contribution of appreciated property will be allocated depreciation deductions for tax purposes which are lower than these deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the appreciated property, the contributed book-tax difference will generally be allocated to the limited partners who contributed the property, and we will generally be allocated only our share of capital gain attributable to the appreciation, if any, occurring after the time of contribution to the operating partnership. This will tend to entirely eliminate the book-tax difference over the life of the operating partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction, such as a sale. Thus, the carry over basis of the contributed assets in the hands of the operating partnership may cause us to be allocated lower depreciation and other deductions. We could possibly be allocated an amount of taxable income in the event of a sale of these contributed assets in excess of the economic or book income allocated to us as a result of the sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “Taxation of Sovran — Annual Distribution Requirements” beginning on page 34.
     Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the “traditional method” or the election of other methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction, such as a sale. We and the operating partnership have determined to use the “traditional method” to account for book-tax differences for the properties initially contributed to the operating partnership and for some assets acquired subsequently. We and the operating partnership have not yet decided what method will be used to account for book-tax differences for properties acquired by the operating partnership in the future. Any property acquired by the operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.
Basis in the Operating Partnership Interest
     The adjusted tax basis in our interest in the operating partnership generally will be equal to the amount of cash and the basis of any other property we contribute to the operating partnership, increased by our allocable share of the operating partnership’s income and our allocable share of indebtedness of the operating partnership, and reduced, but not below zero, by our allocable share of losses suffered by the operating partnership, the amount of cash distributed to us and constructive distributions resulting from a reduction in our share of indebtedness of the operating partnership. If the allocation of our distributive share of the operating partnership’s loss exceeds the adjusted tax basis of our partnership interest in the operating partnership, the recognition of this excess loss will be deferred until that time and to the extent that we have adjusted tax basis in our interest in the operating partnership. We will recognize taxable income to the extent that the operating partnership’s distributions, or any decrease in our share of the indebtedness of the operating partnership, exceeds our adjusted tax basis in the operating partnership. A decrease in our share of the indebtedness of the operating partnership is considered a cash distribution.
Sale of Partnership Property
     Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of that gain that is treated as depreciation or cost recovery recapture. However, our share as a partner of any gain realized by the operating partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “Taxation of Sovran — Prohibited Transactions” on page 35. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

Taxation of our U.S. Shareholders
     For purposes of this discussion, a “U.S. shareholder” is a holder of shares of our stock that, for federal income tax purposes, is:
•	a citizen or resident of the United States,

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state or political subdivision of the United States,

•	an estate whose income from sources without the United States is includible in gross income for federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or

•	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. shareholder.
     If an entity or arrangement treated as a partnership for federal income tax purposes holds our shares, the federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.
     As long as we qualify as a REIT, distributions to our taxable U.S. shareholders generally will be includible in their income as ordinary income dividends to the extent the distributions do not exceed our current or accumulated earnings and profits. Although a portion of these dividends may be treated as capital gain dividends as explained below, no portion of these dividends will be eligible for the dividends received deduction for corporate shareholders. In determining the extent to which a distribution constitutes ordinary income for federal income tax purposes, our current or accumulated earnings and profits will generally be allocated first to distributions with respect to our preferred shares, if any, and thereafter to distributions with respect to shares of our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. shareholders.
     We may elect to designate a portion of distributions paid to our shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to U.S. shareholders who are subject to tax at rates applicable to individuals as capital gain, provided that the shareholder has held the common stock with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of the following:
(1)	the qualified dividend income received by us during such taxable year from non-REIT corporations (including our taxable REIT subsidiaries);

(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of an asset with a built-in gain that was acquired in a carry over basis transaction from a “C” corporation over the federal income tax paid by us with respect to such built-in gain.
     Generally, dividends that we receive will be treated as qualified dividend income if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income.
     Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year and without regard to the period for which a shareholder has held shares of our stock. However, corporate U.S. shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that we elect to retain amounts representing our net capital gain income, our U.S. shareholders would be taxed on their designated proportionate share of our retained net capital gain as though an amount were distributed and designated a capital gain dividend, and we would be taxed at regular corporate capital gain tax rates on the retained amounts. In addition, each U.S. shareholder would receive a credit for a designated proportionate share of the tax that we pay, and would increase the adjusted basis in its shares by the excess of the amount of its proportionate share of the net capital gain over its proportionate share of the tax that we pay. Both we and our corporate U.S. shareholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes. If we should elect to retain our net capital gain in this fashion, we will notify our shareholders of the relevant tax information within 60 days after the close of our taxable year.
     Long-term capital gain is generally taxable at maximum federal income tax rates of 15% through 2012 in the case of U.S. shareholders who are individuals, and 35% for corporations. Capital gain attributable to the sale of depreciated real property held for more than 12 months is subject to a 25% maximum federal income tax rate for individual U.S. shareholders to the extent of previously claimed depreciation deductions. Unless modified by legislation, long-term capital gain will generally be taxable at a maximum federal income tax rate of 20% in the case of U.S. shareholders subject to tax at rates applicable to individuals beginning in 2013.
     Distributions in excess of our current accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted basis of the U.S. shareholder’s shares but will reduce the U.S. shareholder’s basis in his shares. To the extent that the distributions exceed the adjusted basis of a U.S. shareholder’s shares, they will be included in income as long-term capital gain, generally taxed to noncorporate U.S. shareholders at a maximum rate of 15% (through 2012), or included in income as short-term capital gain if the shares have been held for one year or less, provided in each case that the shares are a capital asset in the hands of the shareholder. Unless modified by legislation, long-term capital gain will generally be taxable at a maximum federal income tax rate of 20% in the case of U.S. shareholders subject to tax at rates applicable to individuals beginning in 2013.
     Distributions that we declare in October, November or December of a taxable year to shareholders of record on a date in one of those months will be deemed to have been received by the shareholders on December 31, provided that we actually pay the dividends during the following January.
     Under IRS Revenue Procedure 2010-12, a REIT is permitted to pay taxable dividends with respect to taxable year 2011 (but in some cases declared as late as December 31, 2012) of which up to 90% of the dividend is payable with the REIT’s stock. If we were to pay such a dividend, taxable U.S. shareholders would generally be required to report the full amount of the dividend, including the fair market value of any stock distributed, as ordinary income. We expect to pay our 2011 dividends in the form of cash. However the final determination of the manner in which such dividends will be paid is subject to a formal declaration by our board of directors.
     U.S. shareholders may not include in their individual tax returns any net operating losses or capital losses we incur. Instead, we would carry over those losses for potential offset against our future income, subject to certain limitations. Taxable distributions that we make and gain from the dispositions of our shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which a shareholder is a limited partner, against that income. In addition, taxable distributions that we make generally will be treated as investment income for purposes of the investment interest limitations. Capital gain from the disposition of shares, or distributions treated as such, however, will be treated as investment income only if the shareholder so elects, in which case that capital gain will be taxed at ordinary income rates. We will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital, capital gain or represent tax preference items to be taken into account for purposes of computing the alternative minimum tax liability of the shareholders.
     A U.S. shareholder’s sale or exchange of shares will result in recognition of gain or loss in an amount equal to the difference between the amount of cash and the fair market value of any property received on such sale or exchange, exclusive of any portion attributable to accumulated and declared but unpaid dividends that will generally be taxable to you as a distribution on your shares, and your adjusted basis in the shares sold or exchanged.
     This gain or loss will be capital gain or loss, provided that the shares are a capital asset in the hands of the U.S. shareholder, and will be long-term capital gain or loss if the U.S. shareholder’s holding period in the shares exceeds one year. Long-term capital gain will generally be taxed to U.S. shareholders who are subject to tax at rates applicable to individuals at a maximum rate of 15% through 2012 (20% beginning in 2013). The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate shareholders) to a portion of capital gain realized by a non-corporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Shareholders are urged to consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our shares held for more than 12 months. In addition, in the case of a U.S. shareholder who has owned the shares for six months or less, measured by using the holding period rules of Section 857 of the Code, any loss upon a sale or exchange of shares will generally be treated as a long-term capital loss to the extent of actual or constructive distributions from us required to be treated by the U.S. shareholder as long-term capital gain.
New Legislation Relating To Foreign Accounts
     Under recently enacted legislation, certain payments made after December 31, 2012 (i.e., on or after January 1, 2013) to “foreign financial institutions” in respect of accounts of U.S. shareholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. shareholders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of their common shares. See “—Taxation of Shareholders—Taxation of Our Non-U.S. Shareholders—Withholding on Payments to Certain Foreign Entities.”
Taxation of Our Tax-Exempt U.S. Shareholders
     U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this discussion as UBTI. While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt U.S. shareholder has not held our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (ii) our common stock are not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common stock generally should not be treated as UBTI to a tax-exempt U.S. shareholder.
     Tax-exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.
     In certain circumstances, a pension trust (i) that is described in Section 401(a) of the Code, (ii) is tax exempt under section 501(a) of the Code, and (iii) that owns more than 10% of our shares could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held

REIT unless (1) either (x) one pension trust owns more than 25% of the value of our shares, or (y) a group of pension trusts, each individually holding more than 10% of the value of our shares, collectively owns more than 50% of such shares and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities). Certain restrictions on ownership and transfer of our shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our shares, or us from becoming a pension-held REIT.
Tax-exempt U.S. shareholders are urged to consult their tax advisors regarding the federal, state and local tax consequences of owning our shares.
Medicare Tax
     For taxable years beginning after December 31, 2012, a U.S. shareholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. shareholder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. shareholder’s modified gross income for the taxable year over a certain threshold (which in the case of an individual will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its dividend income and its net gains from the disposition of shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. shareholder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax on your income and gains in respect of your investment in the shares.
Taxation of Our Non-U.S. Shareholders
     A “non-U.S. shareholder” is a holder of shares of our stock that is not a U.S. shareholder.
     The rules governing the federal income taxation of non-U.S. shareholders are complex, and the following discussion is intended only as a summary of these rules. If you are a non-U.S. shareholder you should consult with your own tax advisors to determine the impact of federal, state, local, and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our shares.
     In general, a non-U.S. shareholder will be subject to federal income tax at graduated rates in the same manner as our U.S. shareholders with respect to its investment in shares if that investment is effectively connected with the non-U.S. shareholder’s conduct of a trade or business in the United States or, if required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis, is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States. A corporate non-U.S. shareholder may also be subject to an additional 30% branch profits tax on the repatriation from the United States of the effectively connected earnings and profits. The balance of this discussion addresses only those non-U.S. shareholders whose investment in our shares is not effectively connected with the conduct of a trade or business in the United States.
     Under IRS Revenue Procedure 2010-12, a REIT is permitted to pay taxable dividends in 2011 of which up to 90% of the dividend is payable with the REIT’s stock. If we were to pay such a dividend, we may be required to withhold U.S. tax with respect to such dividends paid to non-U.S. shareholders, including in respect of all or a portion of such dividend that is payable in stock. We expect to pay our 2011 dividends in the form of cash. However, the final determination of the manner in which such dividends will be paid is subject to a formal declaration by our board of directors.
     A distribution by us to a non-U.S. shareholder that is not attributable to gain from the sale or exchange by us of a United States real property interest and that is not designated by us as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of our current or accumulated earnings and profits. A distribution of this type will generally be subject to federal withholding tax at the rate of 30% on the gross amount of the dividend, or a lower rate that may be specified by a tax treaty if the non-U.S. shareholder has demonstrated his entitlement to benefits under the tax treaty in the manner prescribed by the IRS. While tax treaties may reduce or eliminate the withholding obligations on our distributions, under some treaties, rates below the 30% generally applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT. Because we cannot determine our current and accumulated profits until the end of our taxable year, withholding at the rate of 30% or applicable lower treaty rate will be imposed on the gross amount of any distribution to a non-U.S. shareholder that we make and could not treat as a capital gain dividend. This 30% withholding rate will also be imposed on distributions later determined to have been made in excess of our current and accumulated earnings and profits. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. shareholder’s shares, the distributions will give rise to a tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or exchange of his shares, as discussed below. A distribution in excess of our current and accumulated earnings and profits will decrease the non-U.S. shareholder’s basis in its shares of common stock and will not be subject to U.S. federal income tax to the extent of such non-U.S. shareholder’s basis in its shares of common stock. A non-U.S. shareholder may seek a refund of amounts withheld on distributions to him to the extent they exceed the tax liability resulting from those distributions, provided that the required information is furnished to the IRS.
     For any year in which we qualify as a REIT, our distributions that are attributable to gain from our sale or exchange of a United States real property interest within the meaning of Section 897 of the Code are taxable to a non-U.S. shareholder as if these distributions were gains effectively connected with a trade or business in the United States conducted by the non-U.S. shareholder. Accordingly, a non-U.S. shareholder will be taxed on these amounts at the normal capital gain rates applicable to a U.S. shareholder, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals; the non-U.S. shareholder would be required to file a federal income tax return reporting these amounts, even if the applicable withholding were imposed as described below; and corporate non-U.S. shareholders not entitled to any treaty relief or exemption may owe the 30% branch profits tax in respect of these amounts. We are required to withhold from distributions to non-U.S. shareholders 35% of the maximum amount of any distribution that could be designated by us as a capital gain dividend. However, the 35% withholding tax generally will not apply to any distribution, whether or not the distribution is attributable to gain from our sale or exchange of a United States real property interest with respect to any class of our shares that is traded on an established securities market located in the United States if the non-U.S. shareholder did not own more than 5% of such class of stock at any time during the one year period ending on the date of the distribution. Instead, any such distribution will be treated as a distribution subject to the ordinary dividend rules described above. In addition, for purposes of this withholding rule, if we designate prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends subject to withholding. If, for any taxable year, we elect to designate as capital gain dividends any portion of the dividends paid or made available for the year to our shareholders, including our retained capital gains treated as capital gain dividends, then the portion of the capital gain dividends so designated that is allocable to the holders of shares will on a percentage basis equal the ratio of the amount of the total dividends paid or made available to the holders of the shares for the year to the total dividends paid or made available for the year to holders of all classes of our shares.
     In addition, it is not entirely clear whether distributions that are (i) otherwise treated as capital gain dividends, (ii) not attributable to the disposition of a United States real property interest, and (iii) paid to non-U.S. shareholders who own less than 5% of the value of our common stock at all times during the 1-year period ending on the date of such distribution, will be treated as (a) long-term capital gain to such non-U.S. shareholders or as (b) ordinary dividends taxable in the manner described above. If we were to pay a capital gain dividend described in the prior sentence, non-U.S. shareholders should consult their tax advisors regarding the taxation of such distribution in their particular circumstances.
     The amount of any tax withheld by us with respect to a distribution to a non-U.S. shareholder is creditable against the non-U.S. shareholder’s federal income tax liability, and if the amount of tax withheld by us exceeds the non-U.S. shareholder’s federal income tax liability with respect to the distribution, the non-U.S. shareholder may file for a refund of the excess from the IRS. In this regard, note that the 35% withholding tax rate on capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. shareholders but is higher than the 20% and 25% maximum rates on capital gain generally applicable to non-U.S. shareholders subject to tax rate generally applicable to individuals. Treasury regulations provide presumptions under which a non-U.S. shareholder is subject to backup withholding and information reporting unless we receive certification from the shareholder of its non-U.S. shareholder status. The Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. shareholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty.
     If our shares are not “United States real property interests” within the meaning of Section 897 of the Code, a non-U.S. shareholder’s gain on sale of shares generally will not be subject to federal income taxation, except that a nonresident alien individual who was present in the United States for 183 days or more during the taxable year will be subject to a 30% tax on that gain. The shares will not constitute a United States real property interest if we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which, at all times during the preceding five-year period, less than 50% in value of its shares was held directly or indirectly by foreign persons. We believe that we are and will be a domestically controlled REIT and, thus, that a non-U.S. shareholder’s gain on sale of shares will not be subject to federal income taxation. However, because our shares are publicly traded, we can provide no assurance that we will be a domestically controlled REIT. If we are not a domestically controlled REIT, a non-U.S. shareholder’s gain on sale of our shares will not be subject to federal income taxation as a sale of a United States real property interest, if the shares are “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, such as the New York Stock Exchange, and the non-U.S. shareholder has at all times during the preceding five years owned 5% or less by value of the then-outstanding shares. If the gain on the sale of the shares were subject to federal income taxation, the non-U.S. shareholder would generally be subject to the same treatment as a U.S. shareholder with respect to its gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, would be required to file a federal income tax return reporting that gain, and in the case of corporate non-U.S. shareholders might owe branch profits tax. In any event, a purchaser of shares from a non-U.S. shareholder will not be required to withhold on the purchase price if the purchased shares are regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, the purchaser of shares may be required to withhold 10% of the purchase price paid to the non-U.S. shareholder and to remit the withheld amount to the IRS. Any amount withheld would be creditable against the non-U.S. shareholder’s tax liability.
Withholding on Payments to Certain Foreign Entities
     Recently enacted legislation imposes withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless additional certification, information reporting and other specified requirements are satisfied. Failure to comply with the new reporting requirements could result in withholding tax being imposed on payments of interest, dividends, sales proceeds and other payments to foreign intermediaries and certain of our non-U.S. shareholders. This legislation is generally effective for payments made after December 31, 2012 (i.e., on or after January 1, 2013). Prospective investors should consult their own tax advisors regarding this new legislation.
Withholding and Reporting Requirements
     We will report to our U.S. shareholders and to the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding (the current rate is 28%) with respect to distributions paid unless the U.S. shareholder (i) is a corporation or comes within other exempt categories and when required demonstrates that fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from the backup withholding rules and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder who does not provide us with his correct taxpayer identification number may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. shareholder who fails to certify his non-foreign status to us.
     An individual who is a U.S. shareholder may satisfy the requirements for avoiding backup withholding by providing us with an appropriately prepared IRS Form W-9.

     We will report to our non-U.S. shareholders and to the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty or because the dividends were effectively connected with a U.S. trade or business. As discussed above, withholding rates of 30% and 35% may apply to distributions to non-U.S. shareholders.
     A non-U.S. shareholder who wishes to claim the benefit of an applicable treaty rate may need to satisfy certification and other requirements, such as providing us with an IRS Form W-8BEN. A non-U.S. shareholder who wishes to claim distributions are effectively connected with a U.S. trade or business, may need to satisfy certification and other requirements, such as providing us with an IRS Form W-8ECI.
     The payment of the proceeds from the disposition of our shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of our shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary.
     Any amounts required to be withheld from payments to you will be collected by us or other applicable withholding agents for remittance to the IRS. Backup withholding is not an additional tax. If withholding results in an overpayment of taxes, over withheld amounts may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS. In addition, the absence or existence of applicable withholding does not necessarily excuse you from filing applicable federal income tax returns.
Tax Shelter Reporting
     If a holder of our common stock recognizes a loss as a result of a transaction with respect to our common stock of at least (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a shareholder that is an individual, S corporation, trust, or a partnership with at least one non-corporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a shareholder that is either a corporation or a partnership with only corporate partners, such shareholder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of REIT securities currently are not excepted. The fact that a loss is reportable under these Treasury Regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. The Code imposes significant penalties for failure to comply with these requirements. Shareholders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common shares, or transactions that we might undertake directly or indirectly. Moreover, shareholders should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Federal Estate Tax Consequences
     Our shares that are held by a non-U.S. shareholder at time of death will be included in the shareholder’s gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Other Tax Consequences
     We and our shareholders may also be subject to state or local taxation in various state or local jurisdictions, including those in which we or our shareholders transact business or reside. State and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, we advise you to consult your own tax advisor regarding the specific federal, state, local, foreign and other tax consequences to you of the acquisition, ownership, and disposition of our shares.
SELLING STOCKHOLDERS
     Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make under the Securities Exchange Act of 1934, as amended, which are incorporated herein by reference.
PLAN OF DISTRIBUTION
General
     We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.
     We may distribute the securities from time to time in one or more transactions
•	At a fixed price or prices, which may be changed,

•	At market prices prevailing at the time of sale,

•	At prices related to prevailing market prices, or

•	At negotiated prices.
     We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.
     We will describe in the prospectus supplement any compensation we pay to underwriters or agents in connection with an offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against specified civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.
     To facilitate the offering of securities, some persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover those over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, by which selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
     In compliance with guidelines of the Financial Industry Regulatory Authority, or “FINRA,” the maximum consideration or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.
     Some of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of their business for which they receive compensation.
LEGAL MATTERS
     The legality of our securities offered by this prospectus is being passed upon by Phillips Lytle LLP, Buffalo, New York. The description of U.S. federal income tax matters contained in the prospectus in the section entitled “Federal Income Tax Considerations” is also based on the opinion of Phillips Lytle LLP. Robert J. Attea, Sovran’s Chairman of the Board and Chief Executive Officer, is the brother of Frederick G. Attea, a partner of Phillips Lytle LLP and our Assistant Secretary. Several partners of Phillips Lytle LLP own shares of our common stock. Phillips Lytle LLP will rely upon the opinion of Venable LLP as to all matters of Maryland law.
EXPERTS
     The consolidated financial statements and related financial statement schedule of Sovran Self Storage, Inc. at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

SEC Registration Fee	$(1)
Legal fees and expenses	(2)
Printing/reproduction expenses	(2)
Accounting fees and expenses	(2)
Miscellaneous	(2)

Total	$(2)

(1)	Deferred in accordance with Rule 456(b) and 457(r) of the Securities Act of 1933.

(2)	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.
Item 15. Indemnification of Directors and Officers
     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law. The Certificate of Incorporation of Sovran Holdings, Inc. contains similar provisions that are consistent with Delaware law.
     The Company’s Bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer or (2) any individual who, while a director or officer of the Company and at our request, serves or has served as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.
     Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was a result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

     The By-laws of Sovran Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Sovran and sole general partner of the operating partnership, contain similar provisions that are consistent with Delaware law.
     The partnership agreement of the operating partnership provides that Sovran Holdings, Inc., as general partner, and its directors and officers are to be indemnified to the maximum extent permitted by law.
     We have entered into indemnification agreements with each of our senior executive officers and directors. The indemnification agreements require, among other matters, that we indemnify those officers and directors to the fullest extent permitted by law and advance to those officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by our officers and directors seeking to enforce their rights under the indemnification agreements and may cover directors and officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to our directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides. The indemnification agreement also provides certain procedures and presumptions in connection with a claim for advancement of expenses or indemnification.
     Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.
Item 16. Exhibits
     The exhibits to this Registration Statement are listed in the Exhibit Index which appears elsewhere in this Registration Statement and is hereby incorporated by reference.
Item 17. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the

Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be this initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the Registrant and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchase and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)	Any other communication that is an offer in the offering made by the registrant to the purchaser.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	If and when applicable, the undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 2, 2011.

SOVRAN SELF STORAGE, INC.
By:	/S/ Kenneth F. Myszka
Kenneth F. Myszka
President and Chief Operating Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth F. Myszka and David L. Rogers, and each of them, his attorneys-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Each person whose signature appears below authorizes Kenneth F. Myszka and David L. Rogers and each of them, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, this Registration Statement on Form S-3 and any and all amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration as such attorney-in-fact may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney-in-fact or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney-in-fact or substitute.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date
/s/ Robert J. Attea Robert J. Attea	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	June 2, 2011

/s/ Kenneth F. Myszka Kenneth F. Myszka	President, Chief Operating Officer and Director	June 2, 2011

/s/ David L. Rogers David L. Rogers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 2, 2011

/s/ John E. Burns John E. Burns	Director	June 2, 2011

/s/ James R. Boldt James R. Boldt	Director	June 2, 2011

/s/ Anthony P. Gammie Anthony P. Gammie	Director	June 2, 2011

/s/ Charles E. Lannon Charles E. Lannon	Director	June 2, 2011

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*

3.1	Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1(a) to the Registrant’s Registration Statement on Form S-11 (File No. 33-91422) filed June 19, 1995).

3.2	Articles Supplementary to the Amended and Restated Articles of Incorporation of the Registrant classifying and designating the Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-A filed December 3, 1996).

3.3	Articles Supplementary to the Amended and Restated Articles of Incorporation of the Registrant classifying and designating the 9.85% Series B Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 1.6 to Registrant’s Form 8-A filed July 29, 1999).

3.4	Articles Supplementary to the Amended and Restated Articles of Incorporation of the Registrant classifying and designating the Series C Convertible Cumulative Preferred Stock (incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed July 12, 2002).

3.5	Articles Supplementary reclassifying shares of Series B Cumulative Redeemable Preferred Stock into Preferred Stock (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed May 31, 2011).

3.6	Bylaws, as amended, of the Registrant (incorporated by reference to Exhibit 3.4 to Registrant’s Form 10-K filed February 26, 2010).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form S-11 (File No. 33-91422) filed June 19, 1995).

4.2	Form of Preferred Stock Certificate.*

4.3	Form of Articles Supplementary for Preferred Stock.*

4.4	Form of Warrant.*

4.5	Form of Indenture for Debt Securities.*

4.6	Form of Unit Certificate.*

5.1	Opinion of Phillips Lytle LLP as to the legality of the securities being registered.

5.2	Opinion of Venable LLP as to all matters of Maryland law.

8.1	Opinion of Phillips Lytle LLP regarding certain tax matters.

12.1	Computation of Ratio of Earnings to Fixed Charges.

12.2	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.

Exhibit No.	Description
23.2	Consent of Phillips Lytle LLP (included in Exhibits 5.1 and 8.1 hereto).

23.3	Consent of Venable LLP (included in Exhibit 5.2 hereto).

24.1	Powers of Attorney (included on the signature pages).

25.1	Statement of Eligibility of Trustee.*

*	To be filed by amendment or incorporated by reference in connection with the offering of specific securities.